EXHIBIT 11.1



EAGLE POINT SOFTWARE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT REGARDING COMPUTATION OF NET EARNINGS PER SHARE
--------------------------------------------------------------------------------

                                                                                     Years Ended
                                                                   2001              2000             1999
                                                                --------------------------------------------
SHARES USED IN DETERMINING BASIC EARNINGS PER SHARE:

Weighted average common shares outstanding                      4,711,664         4,846,488        4,826,785
                                                                =========         =========        =========


SHARES USED IN DETERMINING DILUTED EARNINGS PER SHARE:

Weighted average common shares outstanding                      4,711,664         4,846,488        4,826,785

Net effect of stock options based on the treasury stock
  method using the average market price during the period               0                 0          157,862
                                                                ---------         ---------        ---------
     Total weighted average common and common equivalent
        shares outstanding                                      4,711,664         4,846,488        4,984,647
                                                                =========         =========        =========

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